Maximus Fiscal 2021 Fourth Quarter and Year End Earnings Call November 18, 2021 Page 1 of 14 Operator Greetings, and welcome to the Maximus Fiscal 2021 Fourth Quarter and Year End Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, James Francis, Vice President of Investor Relations for Maximus. Thank you, please go ahead. James Francis Good morning, and thanks for joining us. With me today is Bruce Caswell, President and CEO, Rick Nadeau, CFO, and David Mutryn, Senior Vice President of Finance. I’d like to remind everyone that a number of statements being made today will be forward-looking in nature. Please remember that such statements are only predictions. Actual events and results may differ materially as a result of risks we face, including those discussed in item 1A of our most recent forms 10-Q and 10-K. We encourage you to review the information contained in our earnings press release today and our recent filings with the SEC, including our annual report to be released shortly. The company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances except as required by law. Today’s presentation also contains non-GAAP financial information. Management uses this information internally to analyze results and believes it may be informative to investors in gauging the quality of our financial performance, identifying trends, and providing meaningful period to period comparisons. For a reconciliation of the non-GAAP measures presented, please see the company’s most recent earnings press release. And with that, I’ll hand the call over to Rick and David. Rick Nadeau Thank you, James. And good morning. As we announced in January, I will retire at the end of this month, and David Mutryn will become the Chief Financial Officer on December 1st. I am confident that David is the right person to succeed me as CFO to help guide Maximus in the future. It has been a privilege to be the CFO for Maximus and a great place to finish my career. I am proud of all that we accomplished together as a team during my time here. While we have been diligently reporting our contributions to shareholders, we have not discussed in this forum the substantial commitments to ESG and our accomplishments in this area over the last five years. Maximus is a unique company dedicated to delivering better-than-average returns to all stakeholders while simultaneously aligned with core ESG principles by making vital government services more accessible to millions of people.

Maximus Fiscal 2021 Fourth Quarter and Year End Earnings Call November 18, 2021 Page 2 of 14 If you look at our progression on the MSCI framework, we began with a B rating in 2016 and currently hold a triple-B rating for 2021. While triple-B is a good score, we believe there is more progress to be made. Our commitment to ESG is a journey of continuous improvement. We view our ISS governance score of two as solid, and we are quite pleased with our latest ISS social score of one, both as of October 2021. Our recent ESG report includes our updated ESG materiality assessment, an ongoing commitment to provide essential services to the most vulnerable citizens in the communities we serve. Thank you to everyone who I have worked with during my time at Maximus for a wonderful and fulfilling experience. David? David Mutryn Thanks, Rick. Fiscal Year 2021 was a dynamic year, with the COVID pandemic creating both challenges and opportunities. Maximus accomplished significant milestones this year, including winning and operating over one billion dollars of COVID response work and closing two large and strategic acquisitions. We completed another significant acquisition in early October with a student loan servicing business for 5.6 million U.S. Department of Education-owned borrower accounts which we have branded as Aidvantage. As noted in our press release this morning, total company revenue for Fiscal 2021 increased by 23% to $4.25 billion as compared to $3.46 billion in the prior year. The revenue increase was primarily attributable to COVID response work which grew about $0.9 billion year over year and totaled approximately $1.1 billion for the year. Revenue also increased as a result of the Attain Federal and VES acquisitions, which together contributed $323 million of revenue in the year. On the bottom line, our full-year operating income margin was 9.6%, and diluted earnings per share were 4.67. As you know, operating income margin is calculated after the expense for amortization of intangible assets, which increased significantly due to the two acquisitions that closed during the year. Excluding the amortization expense, our operating margin would be 10.6%, and our adjusted diluted EPS would be $5.19. Let me point out a few items specific to fourth quarter results. Number one, as expected, short-term COVID response work declined and totaled $225 million in the fourth quarter, which is $246 million less than in the third quarter. Number two, the fourth quarter included a write-off of fixed assets, leased assets, and deferred contract costs pertaining to a contract in its startup phase in the U.S. services segment. While there are often puts and takes in our results, this is a $12 million detriment to pre-tax earnings, or $0.14 diluted EPS, and the most significant reason our results were below the midpoint of our guidance range. Number three, implied in our previous guidance was a low fourth quarter tax rate, but our tax expense was slightly more favorable. And number four, adjusted for COVID response work and revenue from the census contract, our fourth quarter revenue showed normalized organic growth of 3.4% over the comparable prior-year period.

Maximus Fiscal 2021 Fourth Quarter and Year End Earnings Call November 18, 2021 Page 3 of 14 I’ll now take you through segment Fiscal 2021 results. For the U.S. services segment, revenue increased to $1.66 billion as compared to $1.33 billion in the prior year. The segment experienced strong demand for COVID response work which contributed an estimated $618 million of revenue to the segment in Fiscal 2021 compared to an estimated $129 million of this type of work in the prior year. The segment operating income margin was 15.3% for the full year and 12.2% in the fourth quarter which fell short of our expectations due primarily to the single contract write-off I mentioned earlier. Excluding the write- off, the U.S. services margin would be 16.0% for the full year and 15.2% in the fourth quarter. The segment’s COVID response work helped offset the negative operating income impact on core programs, most notably, the pause in Medicaid redeterminations. The public health emergency has had multiple extensions, most recently of which occurred on October 15th and will remain in effect for 90 days. Despite the prolonged negative impact, the guidelines for resuming this work as communicated by the Centers for Medicare and Medicaid Services gave us confidence that redetermination activities should resume in Fiscal 2022. For the U.S. federal services segment, Fiscal 2021 revenue increased 15.9% to $1.89 billion. The segment benefitted from COVID response work and the two acquisitions, partially offset by the lower revenue due to the end of the census contract. COVID response work contributed an estimated $466 million of revenue to the segment in Fiscal 2021 compared to an estimated $71 million of this type of work in the prior year. As I mentioned, the two acquisitions contributed $323 million this year. The Census contract contributed $448 million less revenue than in the prior year. The operating income margin for U.S. federal services was 10.0% in Fiscal 2021 as compared to 8.1% in the prior year. The segment’s fourth quarter margin was 9.2% and fell short of our estimates. This was driven by several non-recurring investments made in the quarter that are expected to benefit our future operating results. The outside the U.S. segment experienced strong demand for employment services in Fiscal 2021 as it rebounded from the most pronounced impacts of the pandemic. Revenue for the segment increased approximately $200 million, or 40%, to $699 million. Operating income was positive $20 million, or a 2.9% margin, compared to a $34 million operating loss in the prior year. As we noted on the August earnings call, the fourth quarter of Fiscal 2021 realized anticipated startup losses, most notably due to the U.K. Restart Programme ramping. Let me turn to the balance sheet and cash flow items. As of September 30th, 2021, we had gross debt of $1.52 billion and we had unrestricted cash and cash equivalents of $135 million. The ratio of debt net of allowed cash to proforma EBITDA for the full year ended September 30th, 2021 as calculated in accordance with our credit agreement is 2.3 times. This compares to 2.4 times at June 30th, 2021. As we stated on our third quarter call, we used our free cash flow in the fourth quarter to reduce our debt. Cash flows from operations totaled $517 million, and free cash flow was $481 million for Fiscal 2021 as compared to

Maximus Fiscal 2021 Fourth Quarter and Year End Earnings Call November 18, 2021 Page 4 of 14 $245 million and $204 million, respectively, for the prior-year period. In addition to improved earnings, strong cash flows resulted from the decrease in the investment in working capital of more than $100 million. This was driven by good collections combined with advanced payments on new work and deferral of payroll taxes as permitted by the U.S. government. Proforma DSO was 68 days at September 30th, 2021, compared to 77 days for the same day last year. Our DSO target remains 65 to 80 days. Turning to Fiscal Year 2022 guidance, revenue is projected to be between $4.4 and $4.6 billion. Diluted earnings per share is projected to be between $4.00 and $4.30. The mid-point of this guidance implies an operating income margin of 8.4%, which includes approximately $90 million of estimated amortization expense. Excluding the amortization expense yields adjusted diluted EPS of $5.07 to $5.37, and the implied operating income margin excluding amortization expense is 10.4%. We expect cash flows from operations to range between $275 and $325 million and free cash flow between $225 and $275 million. We are projecting that the investment in working capital will increase in Fiscal 2022 as the payroll tax deferral is eliminated and the new work matures. We expect interest expense to be between $30 and $33 million, and the effective income tax rate, assuming no change in U.S. federal rates, should be between 25% and 26%. Absent share purchases, we would expect the weighted average shares to be between 62.5 and 62.6 million. Turning to segment margins, we expect our U.S. services segment to be between 13% and 14% for the year. We expect the U.S. federal services margin to be in the 10% to 11% range. This expectation includes the Aidvantage program, which we expect to deliver margins in line with similar BPO contracts in our federal portfolio over time. However, as with many of our contracts, we expect the Aidvantage contract to start with lower margins and increase as the program matures. Finally, we expect outside the U.S. operating income margins in the three to five percent range. Let me provide some commentary on the guidance. On our top line, the first notable item is COVID response work which began winding down in the later stages of Fiscal Year 2021 and is currently expected to contribute about $250 million of revenue in Fiscal 2022. COVID response work is predominantly tied to unemployment insurance support and vaccine administration with shorter periods of performance. It is important to note that relationships that began with COVID work are now leading to some longer-term work, particularly related to unemployment insurance support. The second item is the startups outside the U.S., including U.K. Restart. We forecast that these startups will add $150 million of revenue to Fiscal 2022, which is unchanged from our thinking on the prior earnings call.

Maximus Fiscal 2021 Fourth Quarter and Year End Earnings Call November 18, 2021 Page 5 of 14 The third item is acquisitions. There will be full period revenue contributions from the Attain Federal, VES, and the Aidvantage acquisitions. Combined, these three acquisitions make up approximately one billion dollars of our forecasted Fiscal 2022 revenue. If you separate out the COVID work, the acquisitions, and the small amount of census contract revenue in Fiscal 2021, our top-line guidance reflects normalized organic growth of 18% with a profile that increases over the course of the year. This demonstrates that our core business growth engine is accelerating, driven by new contract awards in Fiscal 2021. We were successful in winning new work awards in the year, with a total contract value of $3.5 billion. Of that, less than one billion dollars was associated with COVID response work. Our largest single award was the U.K. Restart Programme, with a total contract value of more than $960 million over six years. In addition, the U.S. segments were awarded several new contracts, all of which are longer-term work. On the bottom line, we anticipate a slow start to Fiscal 2022, but also a solid line of sight to a strong second half. There are two primary factors causing this. Number one, the continued delays in our core programs returning to pre-pandemic levels creates depressed earnings in the first half of Fiscal 2022. As a reminder, we previously noted that the COVID work may decline before we see the core programs return, which is what we are now experiencing. Number two, the startup contracts in the outside the U.S. segment, most notable U.K. Restart, will continue to ramp with operating losses in the first half of Fiscal 2022. We continue to anticipate these programs will achieve breakeven by the midpoint of the year and significant financial improvement in the back half with performance in our corporate guideposts of 10% to 15% operating income margins over their lives. The startup contracts are progressing well and are currently meeting our expectations. To quantify the steeper ramp in earnings, we forecast 60% to 65% of our operating income and earnings to be realized in the second half of Fiscal 2022. While our earnings profile suggests a valley for the first half of the fiscal year, we anticipate exiting the year at a strong run rate. I noted the expected segment margin ranges earlier. The margins in all three segments are expected to improve over the course of the year as the quarterly revenue profile is expected to be less steep than earnings. We do not provide quarterly guidance, but I will share that the first quarter of Fiscal 2022 is forecasted to look similar to the fourth quarter of Fiscal 2021 after normalizing for the lower tax rate in the fourth quarter. Our guidance does reflect our expectation that the public health emergency will conclude and that redeterminations will restart in our third fiscal quarter. The outside the U.S. startups are ramping up, and we have other portions of the Fiscal 2021 new work awards that are scheduled to begin generating revenue in Fiscal 2022. Delays to any of these items, many of which are outside our control, may cause revenue and earnings to move to the right and to potentially fall short of guidance for Fiscal 2022. In closing, Bruce, Rick, and I, along with the broader leadership team, are proud of how Maximus rose to overcome unique challenges in the last two years and emerge a stronger company. We are pleased to see the

Maximus Fiscal 2021 Fourth Quarter and Year End Earnings Call November 18, 2021 Page 6 of 14 underlying organic growth improving as we come out of the pandemic and our recent acquisitions performing well. I would also like to personally thank Rick for his leadership for the past seven years. With that, I will turn the call over to Bruce. Bruce Caswell Thank you, David. On behalf of the management team, we offer Rick our deep appreciation for your leadership. You have led Maximus through many accomplishments during your tenure as CFO, including leading our M&A strategy development with six major acquisitions beginning with Acentia in April 2015, closing a new corporate credit facility, and funding the VES acquisition through new debt sources for the company. Helping navigate our international growth into new geographies as we grew from four countries to nine. Pushing us to think and operate as a company at scale, including maturing our corporate back office capacity, which proved vital to supporting our inorganic and organic growth. Mentoring and sponsoring many of our rising stars and building a talent pipeline not only in the finance division but across the company at large, and championing our ESG strategy development and advancements. I should note that when we ended fiscal year 2014, we had revenues of $1.7 billion and diluted earnings per share of $2.11. Today we are reporting $4.25 billion in revenue and diluted EPS of $4.67, a compound growth rate of 14% and 12%, respectively. Your expertise helped us continue our growth as a leading partner to government in the delivery of critical programs on a global scale. Thank you again on behalf of all of us. Since the beginning of Fiscal Year 21, Maximus has completed four acquisitions, realized several large wins, transitioned leadership in our U.S. Federal segment, and more. I will spend my time today talking about the progress we’ve made toward executing the strategy I have articulated since April 2018, how these four acquisitions support those goals, and some refinements we’re making to that strategy. On October 6th, we closed a contract innovation with Navient Corporation, which the Department of Education Federal Student Aid, or FSA, approved on October 20th to begin servicing student loans in January 2022 under the new brand name Aidvantage. As a long-term partner and provider of consumer engagement services to government, Maximus will focus on the end-to-end borrower experience and help fulfill FSA’s mission while remaining independent and conflict-free as we do not and will never provide loan origination, consolidation, or collection services. We view student loan servicing as an opportunity to apply our insights, expertise, and quality-driven approach through support of both the FSA and the agency’s customers, student borrowers. Aidvantage is an extension of a long-standing partnership to support FSA and is in line with our core business. This development demonstrates the availability of increased scope for companies that can successfully manage citizen interactions at scale and our ability to build on trusted relationships with government, a core component of our business model.

Maximus Fiscal 2021 Fourth Quarter and Year End Earnings Call November 18, 2021 Page 7 of 14 As you may recall, we have a position on the FSA NextGen contract vehicle to which this work will likely transition in future contract periods. Our immediate priority is to successfully transition the 5.6 million Navient borrower accounts to provide stability and high-quality service as student loan repayment obligations resume on February 1st, 2022. We subsequently will focus on the FSA’s stated goals of improving the borrower experience through improved performance, transparency, and accountability under the loan servicing contract. To that end, our plan includes implementing best practices and continuous review, performance management, and quality monitoring to promote greater transparency and maintain compliance. Again, our role is solely to support student borrowers as they navigate repayment, and for many, options related to available authorized loan forgiveness programs. As an independent and conflict-free partner to FSA, we will not own, consolidate, or originate loans. Meanwhile, the integration of our VES and Attain acquisitions are going as planned, operating as expected and delivering financial results that are consistent with our acquisition analysis. To provide a bit more color, I’m particularly proud of our Attain colleagues’ recent success, including securing the rebid and expansion of critical work for the Securities and Exchange Commission and supporting the U.S. Customs and Immigration Services client at a critical juncture in their mission. Likewise, our VES colleagues have achieved record volumes recently in scheduling veterans for critical disability benefit evaluations as that program moves closer to its pre-pandemic operating model. As for our fourth acquisition in the United Kingdom, I’m pleased to share that Connect Assist, a market-leading provider of citizen engagement centers and digital services, has joined Maximus UK. This combination strengthens our program administration capabilities and enables our expansion into adjacent markets. As we previously lacked contact center capabilities in-country, a pre-requisite for many government procurements. Maximus now employees more than 4,500 people in the United Kingdom, including approximately 1,400 healthcare professionals across more than 270 locations, serving as one of the largest providers of employment, health, and disability support program administration in the country. The tireless work of our team this past year resulted in several new contracts and opportunities across the segments. This includes approximately $1.1 billion of COVID response work to help governments respond to the pandemic. Our ability to respond quickly and effectively for our clients has provided the proof points and enhanced our relationships now driving additional work opportunities such as unemployment insurance program support services for several states beyond the pandemic. This fiscal year we won more new employment services startup work outside the U.S. than we projected. This includes the notable U.K. Restart Programme, where Maximus provides tailored support to help people back into work. Thus far, thousands of people have been supported by our delivery of the Restart Programme, with nearly 1,500 people finding sustainable employment since we began delivery at the end of June 2021, tracking very favorably against our forecast.

Maximus Fiscal 2021 Fourth Quarter and Year End Earnings Call November 18, 2021 Page 8 of 14 Turning to new awards and pipeline as of September 30th. For the fourth quarter of fiscal year 2021, full fiscal year signed awards were $5.62 billion of total contract value at September 30th. Further, at September 30th, there were another $721 million worth of contracts that have been awarded but not yet signed. Of the $5.6 billion of signed work, $3.5 billion represents new work awards with less than one billion associated with COVID response work, illustrating a healthy level of new work in our core business. Let me turn our attention to our pipeline of addressable sales opportunities. Our total contract value pipeline at September 30th was $33.9 billion compared to $33.6 billion reported in the third quarter of Fiscal 2021. The September 30th pipeline is comprised of approximately $8.8 billion in proposals pending, $1.4 billion in proposals and preparation, and $23.7 billion in opportunities tracking. Of the total pipeline, 69% represents new work opportunities. It has been 20 long months since the start of the public health emergency, or PHE. We anticipate the PHE will expire at the end of the first calendar quarter of 2022. With this in mind, as David noted, we expect a solid second half of FY22, which means we should exit the year at a strong run rate. Taken together, our view is that the market and company operating dynamics anticipated in the second half of FY22 create a positive environment and momentum for the business. These dynamics include not just the anticipated conclusion of the PHE and resumption of pre-pandemic activities, including redeterminations, but also the startup contracts exiting that phase, new organic wins in U.S. services coming online, the FY21 acquisitions maturing in their integration and contribution, and the benefits of a substantial new work pipeline. I also want to address an area that has received national attention. In September, President Biden signed an executive order requiring U.S.-based employees of federal government contractors to be fully vaccinated against COVID-19 with limited exemptions for medical and religious reasons. Earlier this month, per the President’s direction, OSHA also mandated vaccination or weekly testing for employers with 100 or more employees, which goes into effect in January 2022. We are planning for implementation of these requirements, which includes extensive employee education and resources, paid time off to receive a vaccination, and frequent reminders regarding timelines and options. As we have throughout the pandemic, we have prioritized employee safety and wellbeing, and we actively monitor guidance and update our procedures accordingly. Demand for talent is highly competitive. Our implementation of these requirements may result in some workforce attrition and difficulty meeting our existing or future hiring needs. That being said, Maximus has a strong talent brand that was, if anything, strengthened as a key differentiator over the past 20 months with the many benefits and programs we quickly implemented to support and protect our people. During FY21, we hired more than 42,000 employees around the world. Our recruiting programs focus on identifying and evaluating talent through practices that welcome a diverse workforce, including veterans, people with disabilities, language barriers, and those from varying socio-economic backgrounds. To support the training and development of our employees, over 165,000 online learning resources and tools are available, in addition to other development opportunities.

Maximus Fiscal 2021 Fourth Quarter and Year End Earnings Call November 18, 2021 Page 9 of 14 We continue to operate in a hybrid environment, recognizing that some employees are required to be on site due to customer requirements. We are imagining new ways of working that put us in an even better position over the long term to attract the necessary talent for our business through workplace flexibility and outside of historical geographical bounds. On a final note, I am pleased that our execution on our three-pronged strategy of expanding our clinical business, driving digital transformation for our customers and the citizens we serve, and expanding to adjacent markets has successfully led to balanced organic and inorganic growth since I became CEO and set the table for future organic growth in our expanded core and new markets. With this as the backdrop and our current focus on delivering shareholder value through our FY21 acquisitions, we have concurrently kicked off a three- to five-year strategy refresh initiative with participation from across the business. Not only do we seek to define what the next phase in our clinical and technology journey will look like, but we are looking further over the horizon than we would in our annual planning process. I’m excited about the energy and ideas that this collaborative process has already yielded and look forward to sharing more formal insights with our shareholders and the analyst community during our planned Investor Day in 2022. And with that, we will open the line for Q&A. Operator? Operator Thank you. We will now be conducting a question and answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two if you would like to remove your question from the queue. We ask that you limit your follow-up questions to one so that others may have an opportunity to ask questions. You may reenter the queue by pressing star one. Our first question is coming from Donald Hooker of KeyBanc Capital Markets. Please go ahead. Donald Hooker Great. Good morning. And Rick, best of luck with your future endeavors. I guess the message here, it looks like the first half of the year is going to be a bit rough on the EPS line but you’re going to have a big second half, I guess. Maybe north of five bucks a share run rate exiting the year. Correct me if I’m wrong with that, that sort of seems to be the message here. And then one of the big variables is sort of the restarting of these redeterminations. And I just wanted to get a sense of your confidence around the timing of that or what visibility you have on that or any quantification of that? Rick Nadeau Thank you for the comment. I’ll let David Mutryn answer that question. But I do appreciate it. Thank you.

Maximus Fiscal 2021 Fourth Quarter and Year End Earnings Call November 18, 2021 Page 10 of 14 Donald Hooker Sure. David Mutryn Yeah. Thanks, Don. Yeah, you heard in my prepared remarks that we did say that 60% to 65% of the earnings are expected to be in the back half of the year. So I follow your math there. With respect to the redeterminations, what I would say is our guidance is built on the assumption that April 1st would be the resumption of those in our programs. While I pointed out that that risk along with the risk of other new business potentially not starting on time could put some pressure on our guidance, I would say that the bottom end of our range could accommodate some flip in that timing. Bruce Caswell And Don, this is Bruce Caswell. I just wanted to give you a little kind of policy color on this as well. This topic of the – what’s being referred to at CMS and more broadly as the PHE unwinding – is getting a lot of attention these days. I mean, going back to the summer when CMS administrator Chiquita Brooks-LaSure spoke about the importance of ensuring that the 10 million to 15 million Medicaid beneficiaries that gained coverage under – during the pandemic period – don’t fall off the Medicaid cliff and lose coverage. What we are seeing is a continued dialogue with states as recently as the National Association of Medicaid Directors or NAMD conference that’s just concluded. This was a topic of great discussion. So my sense is there’s a lot of planning going on right now. Because not only are we talking about those that gained coverage, because Medicaid enrollments went from 71 to 82 million during the pandemic, but effectively 80 million folks have to be redetermined for eligibility. And so the tight choreography that’s needed between the existing Medicaid programs and the exchanges, because the likelihood is not everybody’s going to pick up employer-sponsored insurance, but rather qualify for subsidized coverage under the Affordable Care Act and so forth. That choreography needs to be very tight so that there’s a seamless continuity of benefits for individuals. What we are sensing is there is a great deal of now kind of operational dialogue around that topic which suggests that the assumption that we’ve based our numbers on is a solid assumption presently. I will caveat that by saying you never know what’s going to happen with this pandemic, right? And any further strains or variants or anything that could cause that to shift. But this is a different environment than it was a quarter ago as it relates to the operational dialogue around this topic. James Francis Great, thanks. Don, do you have a follow-up? Donald Hooker Yeah, I’ll do one quick follow-up on that. It’s sort of on the theme of the second half of the year and the run rate EPS coming out of the year. The other variable I’m trying to get my hands around or mind around are the – sort of the acquisitions. You talked about a billion dollars of – I think a billion dollars of incremental revenue from

Maximus Fiscal 2021 Fourth Quarter and Year End Earnings Call November 18, 2021 Page 11 of 14 acquisitions. There are three pieces to that, and I think you mentioned a third, maybe something in the U.K. you acquired. Can you maybe break that out a little bit and talk about how the different acquisitions are growing and just give us a little bit more color around that billion dollars? David Mutryn Sure, Don, it’s David. So the billion dollars is the total revenue from those. It’s not an incremental number from year to year, to be clear. And to give you a little more color on it, last quarter we said to expect about $750 million of revenue from Attain and VES in our fiscal 2022. For Aidvantage, if you look at the filings of the seller of that business you can see that it was running at about $130 million to $140 million of revenue per year. So we add that to the $750, and the rest is really more growth in all three of those, Attain, VES, and Aidvantage, that we expect now. James Francis Right. And you can see on the guidance commentary slide for Fiscal 2022, $323 million of acquisition revenues in Fiscal 2021 and then growing to one billion in 2022. Operator, back to you. Next question, please. Operator Thank you. Once again, that is star one if you have a question at this time. Our next question is coming from Charlie Strausser. Please go ahead. Brendan Hoffman Good morning. This is Brendan on for Charlie. We want to wish Rick well as well. And I just wanted to ask on the investment spend in U.S. federal. The margin obviously is a bit light, and it sounds like there is some increased cost there. If you could just walk us through what exactly you’re doing there and anything that could be recurring for FY22? Bruce Caswell Sure, Brendan, it’s Bruce. I’m going to ask David to address that. And obviously, like we’ve said, we believe that these investments benefit future periods. David? David Mutryn Yeah, thanks. So as we noted in the remarks, the U.S. Federal segment had a 10.0 aligned margin for the year and 9.2% for the fourth quarter, which did fall a little bit short of what we had previously communicated. So a little bit more on the investments. There was one item where we agreed with the customer to accept a lower margin for a contract modification, but that also increased the overall funding and future revenue. And another item I’d point out is that we paid some incentives to workers to be vaccinated. These payments were made in the fourth quarter. And we believe that having the vaccinated staff with the documentation will benefit future periods.

Maximus Fiscal 2021 Fourth Quarter and Year End Earnings Call November 18, 2021 Page 12 of 14 James Francis Great. Thanks, Brendan. Do you have a next question or a follow-up? Brendan Hoffman Yeah, yeah. Just a follow-up and a kind of similar idea, but moving to the services – U.S. Services margin. Obviously some of the margin drop-off is from the COVID work, which you guys are really – were getting – after a couple of quarters doing that where you’re starting to get really good margin on. Could you just walk us through the cadence? We know it’s going to be higher in the second half with your expected – the redeterminations coming back. But can you just give us an idea of how I guess dramatic the cadence is going to be from first half to second half? David Mutryn Sure. This is David again. So for U.S. Services, yes, we said that margin was expected to be between 13% and 14% in Fiscal Year 22. I also pointed out that the margin is expected to improve over the year as it is in all segments. For U.S. Services, in particular, just to give you a little sense of the slope of that, we would expect to be above the high end of that 13% to 14% range in the back half of the year. James Francis Great. Brendan, we’ll keep your line open if you have anything else for us. No need to get back in the queue. Brenden Hoffman I’ll jump back in the queue. James Francis Why don’t you go ahead. Operator I’m sorry. You’re looking for which individual to be made live again, please? James Francis That’s okay. Let me just quickly say – let me add something here. We have an appointment later today with the shareholders who would like to cover a topic with the management team. We thought this audience on the call today might like to hear the answer as well. So, Bruce, topic is the Aidvantage business that you explained earlier. Could you speak to how Maximus is handling the transition and what steps are being taken to address the risks on this contract? That would be, I think, helpful for everyone. Bruce Caswell Absolutely, I’d be happy to. So, first of all, I’d like to begin by saying that the Navient team that’s been running this program to date has been a top provider in the program for two important elements that are critical to borrowers. One is called risk outreach. And this is the process by which loan accounts are profiled in terms of

Maximus Fiscal 2021 Fourth Quarter and Year End Earnings Call November 18, 2021 Page 13 of 14 risk and obviously risk in terms of falling into delinquency. And there’s proactive outreach steps that are taken, including the mailing of reminders and so forth to those accounts to try to help keep them current. The second component is called income-driven repayment, or IDR. On both of those KPIs the Navient team has really provided excellent service historically. We are excited to welcome them to Maximus to continue to provide that service. As I mentioned in my prepared remarks, it’s very important to note that, unlike Navient, we are not providing, consolidating, or originating loans. So we don’t have the same risk profile nor a potential prospective conflict of interest. We are servicing loans for which the federal government was the direct lender in a conflict-free and independent manner. All the providers you can anticipate will be facing a very dynamic loan pool when payment obligations resume in February of 2022, which could lead to a number of delinquencies that need to be addressed as the program is reinstated. It’s super important that there be adequate customer service staffing during this period because this will all go into effect at the same time for all borrowers and rather than in a phased approach. So we’re preparing our staffing to ensure that we’re answering the phones on time and continuing the same level of risk outreach that had been provided historically by the Navient team. We’re very committed as a company to a borrower-centric model. That should come as no surprise. We pride ourselves on providing citizen-centric services in the programs that we administer. And we look forward to working in partnership with FSA as they envision a borrower experience that also improves transparency and accountability in the program. To that end, I might also add that the contract that was novated to us was extended. And all of the servicers now on that contract have strong terms and conditions that underpinned really that intent by FSA, but quite frankly, aligned to work that we do in normal course every day on contracts that we operate. So there’s a minimum threshold established for customer satisfaction. There are metrics like abandonment rate, very common in the work that we do. There is a metric related to interaction quality monitoring and accuracy as well. We think those are good things. Contractors are required to respond in a full and timely manner to borrower complaints related to contract performance and so forth, which we also think is a good thing. So look, over time, we believe that achieving the SLAs and the KPIs that we will now have on this contract will lead to and we know will be a substantial driver in the assignment of new accounts and greater volumes. So we’re very much supportive, it goes without saying, of a model like this where contractors are held accountable. James Francis Great. Thanks for those thoughts, Bruce.

Maximus Fiscal 2021 Fourth Quarter and Year End Earnings Call November 18, 2021 Page 14 of 14 Bruce Caswell Sure. James Francis Operator, back to you. Operator Ladies and gentlemen, we thank you for your participation. This does bring us to the end of our Q&A session. Maximus thanks you for your participation. You may disconnect at this time.